Exhibit 10.1

FIRST AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT

THIS FIRST AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) dated as of August 17, 2017, is made by and among II-VI INCORPORATED, a Pennsylvania corporation (the “Borrower”),the GUARANTORS (as defined in the Credit Agreement (as defined below)), the LENDERS (as defined in the Credit Agreement) party hereto, and PNC BANK, NATIONAL ASSOCIATION, in its capacity as administrative agent for the Lenders (hereinafter referred to in such capacity as the “Administrative Agent”).

WITNESSETH:

WHEREAS, the Borrower, the Guarantors, the Lenders and the Administrative Agent are parties to that certain Third Amended and Restated Credit Agreement dated as of July 28, 2016 (the “Agreement”); and

WHEREAS, the Borrower and the Guarantors have requested the Lenders to make certain amendments to the Agreement in order to, among other things, permit (subject to the terms and conditions contained herein) the incurrence by the Borrower of additional unsecured Indebtedness. The Lenders have agreed to such accommodations, subject to the terms and conditions set forth in this Amendment.

NOW THEREFORE, the parties hereto, in consideration of their mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, covenant and agree as follows:

1.    Recitals. The foregoing recitals are incorporated herein by reference.

2.    Defined Terms. Capitalized terms not otherwise defined in this Amendment have the meanings given to them in the Agreement.

3.    Amendment of Section 1.1 of the Agreement. Section 1.1 of the Credit Agreement is hereby amended to amend and restate the following definitions in their entirety as set forth below:

Applicable Commitment Fee Rate shall mean the percentage rate per annum based on the Consolidated Net Leverage Ratio then in effect according to the pricing grid on Schedule 1.1(A) below the heading “Commitment Fee.”

Applicable Letter of Credit Fee Rate shall mean the percentage rate per annum based on the Consolidated Net Leverage Ratio then in effect according to the pricing grid on Schedule 1.1(A) below the heading “Letter of Credit Fee.”

Applicable Margin shall mean, as applicable:

(i)    the percentage spread to be added to the Base Rate applicable to Revolving Credit Loans under the Base Rate Option based on the Consolidated Net Leverage Ratio then in effect according to the pricing grid on Schedule 1.1(A) below the heading “Revolving Credit Base Rate Spread”, or

(ii)    the percentage spread to be added to the Euro-Rate applicable to Revolving Credit Loans under the Euro-Rate Option based on the Consolidated Net Leverage Ratio then in effect according to the pricing grid on Schedule 1.1(A) below the heading “Revolving Credit Euro-Rate Spread”, or

(iii)    the percentage spread to be added to the Base Rate applicable to Term Loans under the Base Rate Option based on the Consolidated Net Leverage Ratio then in effect according to the pricing grid on Schedule 1.1(A) below the heading “Term Loan Base Rate Spread”, or

(iv)    the percentage spread to be added to the Euro-Rate applicable to Term Loans under the Euro-Rate Option based on the Consolidated Net Leverage Ratio then in effect according to the pricing grid on Schedule 1.1(A) below the heading “Term Loan Euro-Rate Spread”.

Capital Stock shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing; provided, however, that for the avoidance of doubt, Indebtedness which is convertible into Capital Stock shall not be or be deemed to be Capital Stock.

4.    Amendment of Section 1.1 of the Agreement. Section 1.1 of the Credit Agreement is hereby amended to insert the following new definitions in their appropriate alphabetical position:

Consolidated Net Leverage Ratio shall mean the ratio of (A) Consolidated Funded Debt minus one hundred percent (100%) of Eligible U.S. Cash to (B) Consolidated EBITDA.

Eligible U.S. Cash shall mean unencumbered cash of the Loan Parties denominated in U.S. Dollars and held in an account located within the United States of America.

First Amendment Closing Date shall mean August     , 2017.

5.    Amendment of Section 8.2.1 of the Agreement. Section 8.2.1 of the Agreement is hereby amended and restated in its entirety as follows:

8.2.1    Indebtedness. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Indebtedness, except, in each case, without duplication:

(i)    Indebtedness under the Loan Documents;

(ii)    Existing Indebtedness as set forth on Schedule 8.2.1 (including any extensions or renewals thereof; provided there is no increase in the amount thereof or other significant change in the terms thereof unless otherwise specified on Schedule 8.2.1);

(iii)    Indebtedness secured by Purchase Money Security Interests plus amounts treated as indebtedness under GAAP with respect to Capital Leases not exceeding $75,000,000;

(iv)    Indebtedness of a Loan Party to another Loan Party which is subordinated pursuant to the Intercompany Subordination Agreement;

(v)    Indebtedness of a Loan Party to an Excluded Subsidiary which is subordinated pursuant to the Intercompany Subordination Agreement;

(vi)    Indebtedness of an Excluded Subsidiary to a Loan Party which does not exceed $50,000,000 in the aggregate at any time outstanding for all such Indebtedness;

(vii)    Indebtedness of an Excluded Subsidiary to another Excluded Subsidiary;

(viii)    Any (i) Lender Provided Interest Rate Hedge, (ii) Lender Provided Foreign Currency Hedge, (iii) other Interest Rate Hedge or Foreign Currency Hedge approved by the Administrative Agent or (iv) Indebtedness under any Other Lender Provided Financial Service Product; provided however, the Loan Parties and their Subsidiaries shall enter into an Interest Rate Hedge or Foreign Currency Hedge only for hedging (rather than speculative) purposes;

(ix)    the YEN Revolving Credit Loan in a maximum principal amount not to exceed YEN 500,000,000;

(x)    Earn-out obligations in respect of Consideration in a Permitted Acquisition;

(xi)    unsecured Indebtedness of the Loan Parties in an aggregate principal amount not exceeding $350,000,000; provided that (A) both immediately before and after giving effect to the incurrence of such Indebtedness, the Borrower is in compliance with Sections 8.2.16 [Maximum Leverage Ratio] and 8.2.17 [Minimum Consolidated Interest Coverage Ratio] on a pro forma basis and on the date of incurrence of such Indebtedness the Borrower shall have delivered a certificate (including reasonably detailed supporting calculations related to the matters set forth in such certificate) signed by the Chief Executive Officer, President or Chief Financial Officer of the Borrower evidencing such pro forma compliance and setting forth as of the date of incurrence of such Indebtedness a detailed calculation of the Consolidated Net Leverage Ratio (the “Unsecured Debt Incurrence Compliance Certificate”), (B) no Potential Default or Event of Default is then in existence or would be caused by the issuance of any such unsecured Indebtedness, (C) such unsecured Indebtedness shall have a maturity date no earlier than ninety-one (91) days following the later of the Expiration Date or the Maturity Date (as of the date such Indebtedness was incurred), (D) the terms of such unsecured Indebtedness shall not require any scheduled payment of principal or prepayment prior to the maturity date thereof (excluding, for the avoidance of doubt, payments made with respect to customary repurchase rights of holders of Indebtedness that is convertible into Capital Stock upon a fundamental change and payments of cash amounts due upon conversion of such Indebtedness) and (E) the representations, covenants and events of default in respect of such Indebtedness are no more restrictive on the applicable Loan Party than the representations, covenants and Events of Default hereof; provided, however that the terms of such Indebtedness may contain events of default relating to failure to pay or deliver the consideration due upon conversion of such Indebtedness or other matters related to customary conversion rights or any fundamental change repurchase rights referenced above; and

(xii)    Other unsecured Indebtedness which does not exceed $20,000,000 in the aggregate at any time outstanding for all such Indebtedness.

6.    Amendment and Restatement of Schedule 1.1(A) - Pricing Grid. Schedule 1.1(A) - Pricing Grid to the Agreement is hereby amended and restated in its entirety as set forth on the Schedule 1.1(A) - Pricing Grid attached hereto.

7.    Amendment and Restatement of Exhibit 8.3.3 – Quarterly Compliance Certificate. Exhibit 8.3.3 – Quarterly Compliance Certificate to the Agreement is hereby amended and restated in its entirety as set forth on the Exhibit 8.3.3 – Quarterly Compliance Certificate attached hereto.

8.    Conditions Precedent. The effectiveness of this Amendment is subject to the receipt by the Administrative Agent of the following items, each in form and content satisfactory to the Administrative Agent:

(a)    the Administrative Agent shall have received this Amendment, duly executed by a duly authorized officer of each of the Loan Parties, all of the Lenders and the Administrative Agent;

(b)    no Potential Default or Event of Default shall have occurred;

(c)    the Borrower shall have paid all of Administrative Agent’s and Lenders’ fees pursuant to the fee letter dated as of even date herewith;

(d)    the Borrower shall have paid all of Administrative Agent’s costs and expenses (including Administrative Agent’s attorneys’ fees) incurred in connection with the preparation of this Amendment; and

(e)    the Loan Parties shall have delivered to the Administrative Agent such other documents, agreements, instruments, deliverables and items deemed reasonably necessary by the Administrative Agent.

9.    Force and Effect. Each of the Loan Parties: (a) reconfirms, restates, and ratifies the Credit Agreement, the Loan Documents and all other documents executed in connection therewith except to the extent any such documents are expressly modified by this Amendment; (b) confirms that all such documents have remained in full force and effect since the date of their execution; and (c) acknowledges and agrees that this Amendment is a Loan Document as defined under the Credit Agreement, and a violation of any provision of this Amendment shall constitute an Event of Default under the Credit Agreement.

10.    Representations and Warranties. The Loan Parties hereby represent and warrant to the Administrative Agent and the Lenders that after giving effect to this Amendment: (a) the representations and warranties of the Loan Parties contained in the Credit Agreement and the other Loan Documents are true and correct on and as of the date hereof with the same force and effect as though made by the Loan Parties on such date, except to the extent that any such representation or warranty expressly relates solely to a previous date; and (b) the Loan Parties are in compliance with all terms, conditions, provisions, and covenants contained in the Credit Agreement and the other Loan Documents. The execution, delivery, and performance of this Amendment have been duly authorized by all necessary corporate action, require no governmental approval, and will neither contravene, conflict with, nor result in the breach of any law, charter, articles, or certificate of incorporation or organization, bylaws, operating agreement or other agreement governing or binding upon any of the Loan Parties or any of their property; and no Event of Default or Potential Default has occurred and is continuing or exists.

11.    Waiver of Claims. The Loan Parties acknowledge and warrant that the Loan Parties have no (and alternatively waives each and every) counterclaim, recoupment, setoff, reduction or defense with respect to the Obligations or otherwise, however arising, in contract, in tort or otherwise and whenever arising; and (d) alternatively, releases, withdraws, waives and discharges any and all claims, rights, demands, damages, causes of action, judgments or liabilities which the Loan Parties have, had or may have ever had against any one or more of the Lenders or the Administrative Agent, including but not limited to any arising in connection with the Obligations or otherwise.

12.    Governing Law. This Amendment will be governed by the internal laws of the Commonwealth of Pennsylvania without reference to its conflicts of law principles.

13.    Counterparts; Facsimile Signatures. This Amendment may be executed in any number of counterparts each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument. Delivery of executed signature pages hereof by facsimile transmission from one party to another shall constitute effective and binding execution and delivery thereof by such party. Any party that delivers its original counterpart signature to this amendment by facsimile transmission hereby covenants to personally deliver its original counterpart signature promptly thereafter to the Administrative Agent.

[SIGNATURE PAGE – FIRST AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT]

IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Amendment as of the day and year first above written with the intention that this Amendment shall constitute a sealed instrument.

BORROWER:

II-VI INCORPORATED,
a Pennsylvania corporation

By:	/s/ Mary Jane Raymond	(SEAL)

Name:	Mary Jane Raymond

Title:	Chief Financial Officer

[SIGNATURE PAGE – FIRST AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT]

GUARANTORS:

II-VI DELAWARE, INC., a Delaware corporation; II-VI OPTICAL SYSTEMS, INC., a California corporation; II-VI ADVANCED MATERIALS, INC., a Pennsylvania corporation; MARLOW INDUSTRIES, INC., a Texas corporation; HIGHYAG LASERTECHNOLOGIE, INC., a Pennsylvania corporation; PHOTOP TECHNOLOGIES, INC., a California corporation; II-VI PHOTONICS (US), INC., a Delaware corporation; M CUBED TECHNOLOGIES, INC., a Delaware corporation; EPIWORKS, INC., an Illinois corporation

By:	/s/ Mary Jane Raymond	(SEAL)
Name:	Mary Jane Raymond
Title:	Treasurer of each of the entities listed above, other than PHOTOP TECHNOLOGIES, INC. for which [she] is the Secretary and HIGHYAG LASERTECNOLOGIE, INC. for which she is President

II-VI OPTOELECTRONIC DEVICES, INC., a Delaware corporation

By:	/s/ Richard Stevenson	(SEAL)
Name:	Richard Stevenson
Title:	Treasurer

[SIGNATURE PAGE – FIRST AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT]

INTEGRATED PHOTONICS, INC., a Delaware corporation

By:	/s/ Mary Jane Raymond	(SEAL)
Name:	Mary Jane Raymond
Title:	Chief Financial Officer

[SIGNATURE PAGE – FIRST AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT]

PNC BANK, NATIONAL ASSOCIATION, individually and as Administrative Agent

By:	/s/ Allison Fromm
Name:	Allison Fromm
Title:	Vice President

[SIGNATURE PAGE – FIRST AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT]

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Richard R. Powell
Name:	Richard R. Powell
Title:	Vice President

[SIGNATURE PAGE – FIRST AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT]

CITIZENS BANK OF PENNSYLVANIA as a Lender

By:	/s/ Donald P. Haddad
Name:	Donald P. Haddad
Title:	Senior Vice President

[SIGNATURE PAGE – FIRST AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT]

JPMORGAN CHASE BANK, NATIONAL
ASSOCIATION
as a Lender

By:	/s/ John Malone
Name:	John Malone
Title:	Managing Director

[SIGNATURE PAGE – FIRST AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT]

MANUFACTURERS AND TRADERS TRUST COMPANY,
as a Lender

By:	/s/ John Werbitsky
Name:	John Werbitsky
Title:	Vice President

SCHEDULE 1.1(A)

PRICING GRID

VARIABLE PRICING AND FEES BASED ON CONSOLIDATED NET LEVERAGE RATIO

Level	Consolidated Net Leverage Ratio	Commitment Fee	Letter of Credit Fee	Revolving Credit Base Rate Spread	Term Loan Base Rate Spread	Revolving Credit Euro- Rate Spread	Term Loan Euro-Rate Spread
I	Less than or equal to1.00 to 1.00	0.15%	1.00%	0.00%	0.00%	1.00%	1.00%
II	Greater than 1.00 to 1.00 but less than or equal to 1.50 to 1.00	0.20%	1.25%	0.25%	0.25%	1.25%	1.25%
III	Greater than 1.50 to 1.00 but less than or equal to 2.00 to 1.00	0.20%	1.50%	0.50%	0.50%	1.50%	1.50%
IV	Greater than 2.00 to 1.00 but less than or equal to 2.50 to 1.00	0.25%	1.75%	0.75%	0.75%	1.75%	1.75%
V	Greater than 2.50 to 1.00 but less than or equal to 3.00 to 1.00	0.25%	2.00%	1.00%	1.00%	2.00%	2.00%
VI	Greater than 3.00 to 1.00	0.25%	2.25%	1.25%	1.25%	2.25%	2.25%

For purposes of determining the Applicable Margin, the Applicable Commitment Fee Rate and the Applicable Letter of Credit Fee Rate:

(a)    The Applicable Margin, the Applicable Commitment Fee Rate and the Applicable Letter of Credit Fee Rate shall be determined on the date of delivery of the first Unsecured Debt Incurrence Compliance Certificate based on the Consolidated Net Leverage Ratio computed on such date pursuant to such Unsecured Debt Incurrence Compliance Certificate.

(b)    The Applicable Margin, the Applicable Commitment Fee Rate and the Applicable Letter of Credit Fee Rate shall be recomputed (1) as of the end of each fiscal quarter ending after the First Amendment Closing Date based on the Consolidated Net Leverage Ratio as of such quarter end and (2) on the date of delivery of each Unsecured Debt Incurrence Compliance Certificate. Any increase or decrease in the Applicable Margin, the Applicable Commitment Fee Rate or the Applicable Letter of Credit Fee Rate computed as of a quarter end or as of the date of delivery of the Unsecured Debt Incurrence Compliance Certificate, as applicable, shall be effective on the date on which the Compliance Certificate evidencing such computation is due to be delivered under Section 8.3.3 [Certificate of Borrower] or on the date of delivery of the Unsecured Debt Incurrence Compliance Certificate, as applicable. If a Compliance Certificate is not delivered when due in accordance with such Section 8.3.3 [Certificate of Borrower] or Section 8.2.1(xi), then the rates in Level VI shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered.

(c)    If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lenders determine that (i) the Consolidated Net Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Net Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the Issuing Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or the Issuing Lender, as the case may be, under Section 2.8 [Letter of Credit Subfacility] or Section 4.3 [Interest After Default] or Article 9 [Default]. The Borrower’s obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.

SCHEDULE 1.1(A) – Page 2

EXHIBIT 8.3.3

FORM OF

QUARTERLY COMPLIANCE CERTIFICATE

PNC Bank, National Association, as Administrative Agent

The Tower at PNC Plaza, 300 Fifth Avenue

Pittsburgh, PA 15222

Ladies and Gentlemen:

I refer to the Third Amended and Restated Credit Agreement dated as of July 28, 2016 (as may be further amended, restated, modified or supplemented from time to time, the “Credit Agreement”) among II-VI Incorporated (the “Borrower”), the Lenders party thereto, the Guarantors party thereto and PNC Bank, National Association, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement are used herein with the same meanings.

I,                     , the [Chief Executive Officer/President/Chief Financial Officer] of the Borrower, do hereby certify in my capacity as [Chief Executive Officer/President/Chief Financial Officer], as of the quarter ended             , 20     (the “Report Date”), as follows (each calculation determined in accordance with GAAP):

a.	Maximum Consolidated Leverage Ratio. The Consolidated Leverage Ratio determined as provided in Section 8.2.16 [Maximum Consolidated Leverage Ratio] of the Credit Agreement (the ratio of (A) Consolidated Funded Debt to (B) Consolidated EBITDA (as calculated below) is to 1.00, which does not exceed the permitted ratio set forth in the table below.

Maximum Consolidated Leverage Ratio for all times other than during an Acquisition Period	Maximum Consolidated Leverage Ratio during an Acquisition Period
3.25 to 1.00	3.50 to1.00

i.	Consolidated Funded Debt of the Borrower and its Subsidiaries is calculated as follows[1]:

1.	principal balance of the Loans and all obligations of the Borrower and its Subsidiaries for borrowed money (including, without limitation, obligations under Capital Leases)	$
2.	(without duplication) contingent liabilities related to letters of credit and guaranties of the Borrower and its Subsidiaries	$

[1]	provided however, that Consolidated Funded Debt shall exclude any mark to market adjustment not requiring any actual cash payment or settlement

3.	net obligations (contingent or otherwise), but in no event shall such net amount be a receivable to Borrower in excess of Zero and 00/100 Dollars ($0.00), under any Foreign Currency Hedge or Interest Rate Hedge, in each case of the Borrower and its Subsidiaries determined and consolidated in accordance with GAAP	$
4.	sum of items 1 through 3 of this subsection i equals Consolidated Funded Debt	$

ii.	Consolidated EBITDA of the Borrower and its Subsidiaries is calculated as follows[2]:

1	consolidated net income (or net loss) for such period as determined in accordance with GAAP	$
2.	interest expense	$
3.	total income tax expense	$
4.	amortization and depreciation expense	$
5.	other non-cash charges, non-cash expenses, or non-cash losses to consolidated net income (provided, however, that cash payments made in such period or in any future period in respect of such non-cash charges, expenses or losses shall be subtracted from consolidated net income in calculating Consolidated EBITDA in the period when such payments are made)	$
6.	non-recurring costs and expenses in connection with Permitted Acquisitions (not to exceed $10,000,000 in the aggregate for all Permitted Acquisitions)	$
7.	sum of items 1 through 6 of this subsection ii	$
8.	non-cash credits or non-cash gains to net income	$
9.	item 7 minus item 8	$
10.	To the extent a business was acquired by the Borrower or any of its consolidated Subsidiaries pursuant to a Permitted Acquisition, Consolidated EBITDA for such acquired business (using historical numbers, in accordance with	$

[2]	For purposes of determining Consolidated EBITDA items related to Joint Ventures shall be excluded, except that cash dividends paid by any Joint Venture to the Borrower or a wholly-owned Subsidiary of the Borrower shall be included in Consolidated EBITDA

2

GAAP as if the Permitted Acquisition has been consummated at the beginning of the period ending as of the Report Date)
11.	To the extent a business or assets is disposed of by the Borrower or any of its consolidated Subsidiaries pursuant to Section 8.2.7 [Disposition of Assets or Subsidiaries], Consolidated EBITDA for such disposed of business (using historical numbers, in accordance with GAAP as if such disposition has been consummated at the beginning of the period ending as of the Report Date)	$
12.	item 9 plus item 10 minus 11 of this subsection ii equals Consolidated EBITDA	$

b.	Minimum Consolidated Interest Coverage Ratio. The Consolidated Interest Coverage Ratio determined as provided in Section 8.2.17 [Minimum Consolidated Interest Coverage Ratio] of the Credit Agreement (the ratio of (A) Consolidated EBITDA to (B) Consolidated interest expense, as calculated below) is to 1.00, which is not less than 4.00 to 1.00, the minimum required ratio as set forth in Section 8.2.17 [Minimum Consolidated Interest Coverage Ratio] of the Credit Agreement.

i.	Consolidated EBITDA of the Borrower and its Subsidiaries is $ (from item a.ii.12. above).

ii.	Consolidated cash payments for interest expense in such period (including the interest component of capitalized leases) is $ .

c.	As of the date hereof, the Borrower and the other Loan Parties have performed and complied with all covenants and conditions of the Credit Agreement; all of the representations and warranties contained in Section 6 of the Credit Agreement and in the other Loan Documents are true on and as of the date hereof with the same effect as though such representations and warranties had been made on the date hereof (except representations and warranties which expressly relate solely to an earlier date or time, which representations and warranties shall be true and correct on and as of the specific dates or times referred to therein); no Event of Default or Potential Default exists and is continuing.

d.	Consolidated Net Leverage Ratio. The Consolidated Net Leverage Ratio determined as provided in the Credit Agreement (the ratio of (A) Consolidated Funded Debt minus one hundred percent (100%) of unencumbered U.S. Dollars to (B) Consolidated EBITDA (as calculated below)) is to 1.00.

i.	Consolidated Funded Debt of the Borrower and its Subsidiaries is $ (from item a.i.4. above).

3

ii.	Eligible U.S. Cash (unencumbered cash of the Loan Parties denominated in U.S. Dollars and held in an account located within the United States of America) as of the Report Date is $ .

iii.	Consolidated EBITDA of the Borrower and its Subsidiaries is $ (from item a.ii.12. above).

4

IN WITNESS WHEREOF, the undersigned has executed this Certificate this      day of         , 20    .

II-VI INCORPORATED

By:	(SEAL)
Name:
Title: